Exhibit 3.2

Delaware	PAGE 1

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ALEXZA PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JULY, A.D. 2011, AT 4:25 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock

3320635 8100 110869276 You may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION : 8935751 DATE: 07-29-11

State of Delaware
Secretary of State
Division or Corporations
Delivered 04:33 PM 07/28/2011
FILED 04:25 PM 07/28/2011
SRV 110869276 - 3320635 FILE
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ALEXZA PHARMACEUTICALS, INC.
     Alexza Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     First: The name of the corporation is Alexza Pharmaceuticals. Inc. (the “Corporation”).
     Second: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was on December 19, 2000 under the name “FaxMed, Inc.”
     Third: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Restated Certificate of Incorporation as follows:
     1. Article IV, Section A of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     “A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of $0.0001. Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.”
     Fourth: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

     In Witness Whereof, Alexza Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 28th day of July, 2011.

Alexza Pharmaceuticals, Inc.
By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer